Exhibit 10.2

RESTRUCTURING AGREEMENT

BETWEEN

BAYER CONSUMER CARE AG

AND

KYTHERA BIOPHARMACEUTICALS, INC.

RESTRUCTURING AGREEMENT

THIS RESTRUCTURING AGREEMENT (this “Restructuring Agreement”), is entered into as of March 7, 2014 (the “Effective Date”), by and among Bayer Consumer Care AG, a company organized under the laws of Switzerland (“Bayer”) and KYTHERA Biopharmaceuticals, Inc., a Delaware corporation (“Kythera”) (each, a “Party” and together, the “Parties”) and, with respect to Article 3 and Article 6 hereof only, Intendis GmbH, a company organized under the laws of the Federal Republic of Germany (“Intendis”).

BACKGROUND

A.            WHEREAS, Kythera possesses certain intellectual property relating to the use of certain deoxycholic acid-based products for the treatment of localized fat deposits;

B.            WHEREAS, pursuant to the License Agreement between Kythera and Bayer, dated as of 26 August 2010, as amended March 21, 2011 and April 2, 2012 (the “Original License Agreement”), Kythera granted to Bayer exclusive rights to develop, manufacture and commercialize Products in the BCC Territory (each of Products and BCC Territory as defined in the Original License Agreement);

C.            WHEREAS, pursuant to the Services, Research, Development and Collaboration Agreement between Kythera and Intendis, an Affiliate (as defined in the Original License Agreement) of Bayer, dated as of 26 August 2010, as amended (the “Collaboration Agreement”), Kythera and Intendis agreed to collaborate on the development of Products in the BCC Territory;

D.            WHEREAS, KYTHERA Holdings Ltd. (“KHL”), an Affiliate of Kythera, wishes to acquire, by assignment and license, certain of Bayer’s rights, information and material relating to the development, manufacture and commercialization of Products;

E.            WHEREAS, in anticipation of and in furtherance of the foregoing, Kythera and Bayer wish to amend the Original License Agreement as of the Effective Date in the form attached hereto as Exhibit A (the “Amended License Agreement”), and Kythera and Intendis have further agreed that the Collaboration Agreement will terminate;

F.             WHEREAS, Kythera, Bayer and their respective Affiliates have agreed that Bayer will, after the transactions contemplated by this Restructuring Agreement have been consummated, assign to KHL all of its right, title, and interest in and to the Amended License Agreement; and

G.            WHEREAS, in contemplation of the fact that Kythera and Bayer will no longer be in privity of contract under the Amended License Agreement following Bayer’s assignment of the Amended License Agreement to KHL, and the fact that Kythera and Intendis will no longer be in privity of contract under the Collaboration Agreement following the termination of the Collaboration Agreement, the Parties and their Affiliates wish to further establish certain terms to govern their relationship following these transactions.

NOW THEREFORE, the Parties agree as follows:

ARTICLE 1
DEFINITIONS

Except as otherwise set forth below, all capitalized and undefined terms in this Restructuring Agreement shall have the meanings set forth in the Amended License Agreement or the Collaboration Agreement, as applicable:

1.1          “Amended License Agreement” has the meaning set forth in the WHEREAS clauses.

1.2          “Assignment and Novation Agreement” has the meaning set forth in Section 2.2.

1.3          “Bayer Indemnitees” has the meaning set forth in Section 6.1.

1.4          “Collaboration Agreement” has the meaning set forth in the WHEREAS clauses.

1.5          “Indemnified Party” has the meaning set forth in Section 6.3.

1.6          “Indemnifying Party” has the meaning set forth in Section 6.3.

1.7          “KHL” has the meaning set forth in the WHEREAS clauses.

1.8          “Kythera Indemnitees” has the meaning set forth in Section 6.2.

1.9          “Losses” means, with respect to a Party, any and all liabilities, expenses and/or losses, including without limitation (i) reasonable legal expenses and attorneys’ fees for external counsel that are incurred by or on behalf of such Party, and (ii) documented internal costs (including general and administrative expenses) incurred by or on behalf of such Party to the extent that such costs are charged on a basis consistent with such Party’s ordinary business practices consistently applied, and consistent with industry standards.

1.10        “Original License Agreement” has the meaning set forth in the WHEREAS clauses.

1.11        “Party” and “Parties” have the meanings set forth in the preamble.

1.12        “Restructuring Agreement” has the meaning set forth in the preamble.

1.13        “Third Party” means any person other than the Parties and their respective Affiliates.

ARTICLE 2
AMENDED LICENSE AGREEMENT

2.1                               Amended License Agreement.

2.1.1       Bayer and Kythera shall, simultaneously with the execution of this Restructuring Agreement, execute the Amended License Agreement, and such Amended License Agreement shall be considered effective at the same time as this Restructuring Agreement is effective.

2.1.2       The Parties acknowledge that Bayer and Kythera have entered into the Amended License Agreement to remove Bayer’s obligations to Develop, manufacture, or Commercialize the Compound and Products, and that accordingly, upon and after the Effective Date, Bayer shall have no obligations with respect to the Development, manufacture or Commercialization of the Compound and Products, nor shall it have any obligation, express or implied, to use Commercially Reasonable Efforts, or any other level of efforts, in connection with such activities except for those expressly provided in the Amended License Agreement.

2.2          Assignment and Novation Agreement.  Kythera and Bayer shall, on the Effective Date, execute an agreement by which Bayer assigns and novates all of its right, title, and interest in and to the Amended License Agreement to KHL (such agreement, the “Assignment and Novation Agreement”).  If Bayer and KHL fail to execute the Assignment and Novation Agreement within the time limit set forth in this Section 2.2, the Amended License Agreement and this Restructuring Agreement shall be deemed void nunc pro tunc.

ARTICLE 3
COLLABORATION AGREEMENT

3.1          Termination of the Collaboration Agreement.  Kythera and Intendis hereby terminate, effective as of the Effective Date, the Collaboration Agreement, subject to the survival of the following provisions: Sections 2.4(a) (provided that Intendis shall not have the right to review Kythera’s records), 4.2, 4.4 (for the period set forth therein), 7.1 (solely to the extent necessary for Intendis to assign its interest in any Intendis Developed IP and any Joint Developed IP to KHL in accordance with the Assignment and Novation Agreement), 10.3, 10.4, 10.5(a) (solely with regard to any rights and obligations that survive termination), 10.8-10.14 and Articles 5 and 9.  The Parties and Intendis acknowledge and agree that Intendis has previously invoiced Kythera for all services performed under the Collaboration Agreement, that Kythera has paid all outstanding invoices, including interest earned thereon, and that Kythera may close the Development Account and transfer any funds into any account of Kythera.

ARTICLE 4
REPRESENTATIONS AND COVENANTS

4.1          Compliance with Law.  Each Party shall comply in all material respects with all applicable laws related to such Party’s performance of any activities (a) required under this Restructuring Agreement or (b) reasonably necessary in connection with any duties and obligations hereunder.

4.2          Mutual Representations.  Each Party represents as follows as of the Effective Date:

4.2.1       It is a corporation, company, or other entity duly organized or incorporated, validly existing and in good standing under the laws of its jurisdiction as set forth on the first page of this Restructuring Agreement, is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the performance of its obligations hereunder requires such qualification, and has all requisite power and authority, corporate or otherwise, to conduct its business as now being conducted and to execute, deliver and perform this Restructuring Agreement.

4.2.2       The execution, delivery and performance by it of this Restructuring Agreement have been duly authorized by all necessary corporate action, and do not and will not:

(a)           require any consent or approval of its stockholders or any government authority, except the approvals of the applicable Regulatory Authorities for the transfer of the MAA Approvals; or

(b)           violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to it or any provision of its charter documents.

4.2.3       This Restructuring Agreement is legal, valid and binding and any obligations under this Restructuring Agreement are enforceable in accordance with their respective terms and conditions.

4.2.4       It is not under any obligation to any person, or entity, contractual or otherwise, that is materially conflicting or materially inconsistent in any respect with the terms of this Restructuring Agreement or that would materially impede the diligent and complete fulfillment of its obligations.

4.3          Non-Disparagement.  Neither Party shall intentionally, and shall cause its Affiliates not to intentionally, disparage any other Party (or its Affiliates), verbally or in writing, in words or in substance, directly or indirectly, in connection with any matters relating to or arising under this Restructuring Agreement.

ARTICLE 5
CONFIDENTIALITY AND DISCLOSURE

5.1          Terms of Agreement and Related Matters.  No Party shall disclose any terms or conditions of this Restructuring Agreement to any Third Party, nor make any statement to the public regarding the execution or any other aspect of the subject matter of this Restructuring Agreement, without the prior consent of the other Parties, except as specifically set forth in this Section 5.1 or in Section 5.2.  Notwithstanding the foregoing, any Party may make such disclosure: (a) where a Party reasonably believes disclosure is required under applicable laws; (b) where disclosure is required under the regulations, rules or agreement with any applicable stock exchange; (c) for customary discussions and other disclosures with and to shareholders, current or prospective investors and analysts and potential acquirers, licensees, merger partners or potential providers of financing and their advisors; (d) where information regarding the Development, Regulatory Approval or Commercialization status of the Product is required by applicable laws or stock exchange rules; or (e) to the extent it is consistent with the text of a statement previously approved by the other Party.

5.2          Press Releases and Other Communications.  The Parties have agreed upon the content of one (1) or more press releases (which shall be issued substantially in the form of the language of the draft press release attached as Exhibit B), the release of which the Parties shall coordinate promptly upon execution of this Restructuring Agreement.  The Parties shall develop and agree upon a set of additional communications messages consistent with the outline of disclosure contained in Exhibit C, to be used by both Parties to further communicate details of the Restructuring Agreement, and the business rationale for the Restructuring Agreement, which may be released to Third Parties.

ARTICLE 6
INDEMNIFICATION

6.1          Indemnification By Kythera.  Except to the extent of any Losses covered by Section 6.2, Kythera shall defend, indemnify and hold harmless Bayer, Intendis, their Affiliates, and their respective directors, officers, employees, and agents (the “Bayer Indemnitees”) from and against any and all Losses arising out, resulting from or relating to the following (to the extent not otherwise subject to the indemnification obligations surviving pursuant to Section 3.1):

6.1.1       any material breach of a representation, warranty or covenant made by Kythera in this Restructuring Agreement; or

6.1.2       any negligent act or omission or willful misconduct of any of the Kythera Indemnitees in connection with this Restructuring Agreement.

6.2          Indemnification By Bayer and Intendis.  Except to the extent of any Losses covered by Section 6.1, Bayer and Intendis shall defend, indemnify and hold harmless Kythera, its Affiliates, and its and their respective directors, officers, employees, and agents (the “Kythera Indemnitees”) from and against any and all Losses arising out of a Third Party Claim arising out of, resulting from or relating to the following (to the extent not otherwise subject to the indemnification obligations surviving pursuant to Section 3.1):

6.2.1       any material breach of a representation, warranty or covenant made by Bayer or Intendis in this Restructuring Agreement; or

6.2.2       any negligent act or omission or willful misconduct of any of the Bayer Indemnitees in connection with this Restructuring Agreement.

6.3          Procedure.  A Party entitled to be indemnified under Section 6.1 or 6.2 (the “Indemnified Party”) shall promptly notify the other Party liable for such indemnification (the “Indemnifying Party”) in writing of any Third Party Claim which the Indemnified Party has determined has given or could give rise to a right of indemnification under this Restructuring Agreement.  Failure to promptly notify the Indemnifying Party of any such claim shall not relieve the Indemnifying Party of any such duty to so indemnify except to the extent that the Indemnifying Party can demonstrate actual loss and prejudice as a result of such failure.  The Indemnifying Party shall have the obligation to control the defense of the Indemnified Party against any such Third Party Claim, utilizing counsel chosen in the Indemnifying Party’s sole discretion; provided, however, that the Indemnified Party may participate in any such defense, at its own expense, by separate counsel of its choice; provided further, that any such participation shall not limit the Indemnifying Party’s right to control such defense.  Notwithstanding the foregoing, the Indemnifying Party shall obtain the prior written approval of the Indemnified Party, not to be unreasonably withheld or delayed, before (i) admitting any liability or fault of the Indemnified Party, (ii) ceasing to defend against any Third Party Claim or (iii) entering into any settlement, adjustment or compromise of such Third Party Claim involving injunctive or similar equitable relief being asserted against any Indemnified Party or any of its Affiliates.  The Indemnified Party shall cooperate with the Indemnifying Party in the provision of any such defense by providing to the Indemnifying Party all such information, assistance and authority as may reasonably be requested by the Indemnifying Party.

ARTICLE 7
MISCELLANEOUS

7.1          Entire Agreement; Amendment.  This Restructuring Agreement, including the Exhibits hereto, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersede, as of the Effective Date, all prior agreements and understandings between the Parties with respect to the subject matter hereof except as expressly set forth in this Restructuring Agreement.  There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein and therein.  No subsequent alteration, amendment, change or addition to this Restructuring Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

7.2          Notices.  Any notice required or permitted to be given under this Restructuring Agreement shall be in writing, shall specifically refer to this Restructuring Agreement, and shall be addressed to the appropriate Party at the address specified below or such other address as may be specified by such Party in writing in accordance with this Section 7.2, and shall be deemed to have been given for all purposes (a) when received, if hand-delivered or sent by confirmed facsimile or a reputable courier service, or (b) five (5) Business Days after mailing, if mailed by first class certified or registered airmail, postage prepaid, return receipt requested.

If to Kythera:	KYTHERA Biopharmaceuticals, Inc.
27200 West Agoura Road, Suite 200
Calabasas, CA 91301
Attention: Keith Klein, Esq., General Counsel
Facsimile: (818) 587-4591

With a copy to:	Latham & Watkins LLP

140 Scott Drive
Menlo Park, CA 94025
Attention: Alan Mendelson, Esq. and Judith Hasko, Esq.
Facsimile: (650) 463-2600

If to Bayer:	Bayer Consumer Care AG
Peter Merian-Strabe 84
4052 Basel, Switzerland
Attention: Pascal Bürgin
Facsimile: +41 58 272 71 73

With a copy to:	Bayer HealthCare Consumer Care
100 Bayer Boulevard, P.O. Box 915
Whippany, NJ 07981-0915
Attention: William B. Dodero, Esq., Vice President & Assistant General Counsel
Facsimile: (862) 404-3164

And with a copy to:	Arnold & Porter LLP
555 Twelfth Street, N.W.
Washington, D.C. 20004
Attention: Steve Parker, Esq.
Facsimile: (202) 942-5999

If to Intendis:	Intendis GmbH
Max-Dohrn — Strabe 10
10589 Berlin, Germany
Attention: Shakaib Qureshi, Esq.
Facsimile: +49 30 52 00 75-645

With a copy to:	Arnold & Porter LLP
555 Twelfth Street, N.W.
Washington, D.C. 20004
Attention: Steve Parker, Esq.
Facsimile: (202) 942-5999

7.3          No Strict Construction; Headings.  This Restructuring Agreement has been prepared jointly and shall not be strictly construed against any Party.  Ambiguities, if any, in this Restructuring Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.  The headings of each Article and Section in this Restructuring Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section.

7.4          Assignment; Change in Control.  Except as otherwise permitted by this Restructuring Agreement, and subject to the requirements of this Restructuring Agreement, no Party may assign or transfer this Restructuring Agreement, or any rights or obligations hereunder without the prior written consent of the other, except that a Party may make such an assignment without the other Party’s consent to (a) any of its Affiliates or (b) a successor in a Change in Control.  Any permitted successor or assignee of rights and/or obligations hereunder shall, in writing to the other Party, expressly assume performance of such rights and/or obligations.  Any permitted assignment shall be binding on the successors of the assigning Party.  Any assignment or attempted assignment by either Party in violation of the terms of this Section 7.4 shall be null, void and of no legal effect.

7.5          Further Actions.  Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Restructuring Agreement.

7.6          Severability.  If any one or more of the provisions of this Restructuring Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Restructuring Agreement and shall not serve to invalidate any remaining provisions hereof.  The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Restructuring Agreement may be realized.

7.7          No Waiver.  Any delay in enforcing a Party’s rights under this Restructuring Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Restructuring Agreement, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time.

7.8          Independent Contractors.  Each Party shall act solely as an independent contractor, and nothing in this Restructuring Agreement shall be construed to give either Party the power or authority to act for, bind, or commit the other Party in any way, except as otherwise expressly provided in this Restructuring Agreement.  Nothing herein shall be construed to create the relationship of partners, principal and agent, or joint-venture partners between the Parties.

7.9          Third Party Beneficiaries. This Agreement does not, and is not intended to, confer any rights or remedies upon any person other than Bayer and Kythera and their Affiliates, and no other person shall be considered a third party beneficiary of the rights granted to any of Bayer or Kythera or their Affiliates under this Agreement.

7.10        English Language.  This Restructuring Agreement was prepared in the English language, which language shall govern the interpretation of, and any dispute regarding, the terms of this Restructuring Agreement.  To the extent this Restructuring Agreement requires a Party to provide to the other Party Information, correspondence, notice and/or other documentation, such Party shall provide such Information, correspondence, notice and/or other documentation in the English language.

7.11        Governing Law.  This Restructuring Agreement and all disputes arising out of or related to this Restructuring Agreement or any breach hereof shall be governed by and construed under the laws of the State of New York, without giving effect to any choice of law principles that would require the application of the laws of a different jurisdiction.

7.12        Counterparts.  This Restructuring Agreement may be executed in any number of counterparts each of which shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Restructuring Agreement to be duly executed and delivered in duplicate originals as of the date first above written.

Agreed:	BAYER CONSUMER CARE AG

	/s/ Martin Steiner	/s/ Ernst Coppens
	By: Martin Steiner	Ernst Coppens
	Title: Legal Counsel	Head CAO

Agreed:	KYTHERA BIOPHARMACEUTICALS, INC.

/s/ Keith R. Leonard, Jr.
By: Keith R. Leonard, Jr.
Title: President and Chief Executive Officer

Agreed, solely with respect to	INTENDIS GMBH
Articles 3 and 6:

s/ Martin Steiner
By: Martin Steiner
Title: Legal Counsel

[Signature page of Restructuring Agreement]

EXHIBIT A

Amended License Agreement

[provided separately]

EXHIBIT B

Initial Press Release

[provided separately]

EXHIBIT C

Communication Messages

[provided separately]